THIRD AMENDMENT TO THE
                           MAGMA COPPER COMPANY
               SPECIAL EXECUTIVE DEFERRED COMPENSATION PLAN


     On January 9, 1990, Magma Copper Company (the "Company") adopted the MAGMA COPPER COMPANY SPECIAL EXECUTIVE DEFERRED COMPENSATION PLAN (the "Plan). The Plan was subsequently amended and restated on September 4, 1990. On December 14, 1990, the Plan was again amended and restated to make changes requested by the Internal Revenue Service. The Plan was thereafter amended by a First Amendment on January 1, 1991, and a Second Amendment on December 23, 1991. By this instrument, the Company hereby further amends the Plan to revise the amount of the deferral percentage a participant may defer.

          1. This Third Amendment shall amend only those provisions specifically mentioned herein, and those provisions not so mentioned shall remain in full force and effect.

          2. Section (J) of Article Two is hereby amended by deleting the last sentence thereof and adding in its place the following:

               As of January 1, 1993, the Plan Administrator is Anita Z. Rich, (formerly: Anita Martinez).

          3. Article Five is hereby amended in its entirety to read as follows:

                    A Participant may elect to defer payment
               of his base pay for services to be rendered during the following calendar year according to the participant's Deferred Compensation Agreement. The Participant shall designate for deferral a stated dollar amount, or a designated full percentage of base pay. A Participant who is not an officer of the Company may designate a deferral amount or percentage, not to exceed six percent (6%) (or such other percentage up to one hundred percent (100%) as the Committee in its sole and absolute discretion may designate) of the Participant's base pay for the calendar year. A Participant who is an officer of the Company may designate a deferral amount or percentage, up to one hundred percent (100%) (or such lesser percentage as the Committee, in its sole and absolute discretion may designate) of the Participant's base pay for the calendar year. For each dollar of compensation so deferred for the 1990 calendar year, and each subsequent year, the Company will credit an additional dollar to the Participant's account maintained pursuant to Article Six; provided, however, that the additional amount so credited shall not exceed three percent (3%) of the Participant's base pay for the applicable calendar year. Effective for the year ending December 31, 1989, the Company will credit up to four percent (4%) of base pay with respect to such deferrals to each Participant's account maintained pursuant to Article Six.

          4. Except as amended hereby, the Company hereby ratifies the terms of the Plan as amended and restated.

          5.   This Fourth Amendment, shall be effective January 1,
      1993.

Dated                    19
      ------------------,   ----.

                     MAGMA COPPER COMPANY



                    By:
                         -------------------------------
                         Marshall H. Campbell
                    Its: Vice President, Human Resources

GW02/0162067